Pricing Supplement Dated November 9, 1999              Rule 424(b)(3)
                                                       File Nos. 333-83577
(To Prospectus dated August 3, 1999 and                and 333-83577-01
Prospectus Supplement dated October 29, 1999)

SPRINT CAPITAL CORPORATION
Medium-Term Notes--Floating Rate
Unconditionally Guaranteed by Sprint Corporation

Principal Amount    $250,000,000  Trade Date:             November 9, 1999
Issue Price:            100.000%  Original Issue Date:   November 15, 1999
Initial Interest Rate:   6.3600%  Net Proceeds to
                                  Issuer:                     $249,375,000
Maturity Date: November 15, 2001  Agent's Discount or
                                  Commission:                     $625,000


Interest:
     Base Rate: [ ] Commercial Paper Rate  [ ] Federal Funds Rate  [ ] CD Rate
                [X] LIBOR  [ ] Prime Rate [ ] Treasury Rate   [ ] Other
     Interest Reset Period: Quarterly
     Interest Payment Dates: Each February 15, May 15, August 15, and
       November 15, beginning February 15, 2000.
     Index Maturity:
     Spread (+/-): +29 basis points
     Spread Multiplier:
     Maximum Interest Rate:
     Minimum Interest Rate:
Redemption:
      [X] The Notes cannot be redeemed prior to maturity
      [ ] The Notes may be redeemed prior to maturity
      [ ] Redemption with Make Whole Premium
     Initial Redemption Date:
     Initial Redemption Price:        %
     Annual Redemption Price Reduction:         % until Redemption Price is
     100% of the principal amount
Repayment:
      [X] The Notes cannot be repaid prior to maturity
      [ ] The Notes can be repaid prior to maturity at the option of the holder of the Notes
     Repayment Date(s):
     Repayment Price(s):               %
Currency:
     Specified Currency: U.S. dollars
     (If other than U.S. dollars, see attached)
     Minimum Denominations:
     (Applicable only if Specified Currency is other than U.S. dollars)
Discount Note: [ ] Yes    [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:
Form: [X] Book-Entry    [ ]Certificated

Lehman Brothers Inc.